DYNEGY ANNOUNCES 2008 CASH FLOW AND EARNINGS ESTIMATES

•	2008 projections include:
o	Operating cash flow range of $585 million to $685 million
o	EBITDA range of approximately $1.1 billion to $1.2 billion
o	Basic earnings per share range of $0.17 to $0.24
•	Management outlines operate, build and transact strategy for delivering value to investors through meaningful free cash flow
•	Significant future upside potential related to increasing value of operating and development assets in a market recovery scenario

HOUSTON (December 12, 2007) – Dynegy Inc. (NYSE: DYN) today announced 2008 cash flow and earnings estimates, which include a range of operating cash flow of $585 million to $685 million. Estimates are based on quoted forward commodity prices as of October 30, 2007.

“Dynegy projects strong results from its nationwide power generation enterprise during 2008, including a year-over-year increase of EBITDA from our core business of approximately 15 percent,” said Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc. “These projections reflect the continued operational and commercial performance of our 20,000 megawatt generation fleet, which is today marked by greater scale and scope, as well as geographic, fuel and dispatch diversity. This contributes to meaningful and stable cash flows today and in the near future.

“We believe the most significant market trend facing the electricity industry is the anticipated tightening of supply and demand, coupled with barriers to entry that limit new supply, which should increase the value of our operating assets and advanced development options,” Williamson added. “In a market recovery scenario, we believe our strategies for operating and commercializing our existing assets, building new plants and expanding existing facilities through our development joint venture and continuing to pursue accretive growth opportunities together represent our competitive advantage and a compelling value proposition for investors.”

The company’s estimate for 2008 earnings before interest, taxes and depreciation and amortization (EBITDA) is a range of approximately $1.1 billion to $1.2 billion. In addition, the company anticipates a range of net income of $140 million to $200 million, or basic earnings per share of $0.17 to $0.24.

Investor Conference Call/Web Cast

Dynegy will host an investor conference call and web cast at 8 a.m. ET/7 a.m. CT on Wednesday, December 12, during which 2008 cash flow and earnings estimates will be discussed. During the conference call, Williamson will discuss:

•	Dynegy’s diversified power generation platform;
•	The company’s focus on operating, building and transacting to capture current value and create future value for investors;
•	The impact of tightening supply and demand on company valuations; and
•	The company’s future earnings potential and ability to generate meaningful cash flow.

In addition, Holli C. Nichols, Executive Vice President and Chief Financial Officer, will discuss:

•	2008 estimates, with an in-depth look at value drivers and major assumptions by region; and
•	Earnings sensitivity to natural gas and heat rates.

Participants may access the web cast and the related presentation materials on the “Investor Relations” section of www.dynegy.com. For persons unable to listen to the live web cast, the call will be archived and available for replay in the previously mentioned section of the company’s web site. A replay will remain accessible until the date of the company’s fourth quarter and year-end 2007 financial results conference call.

About Dynegy Inc.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning: Dynegy’s operating performance and positioning for the future; market fundamentals and pricing in key regions; possible market trends and barriers to entry and how these may affect Dynegy; any statements regarding anticipated earnings; and Dynegy’s estimated financial results for 2008. Historically, Dynegy’s performance has deviated, in some cases materially, from its cash flow and earnings estimates. While Dynegy would expect to update these estimates on a quarterly basis, it does not intend to update these estimates during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law.

Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cautions that: market fundamentals and trends may not be to Dynegy’s benefit; Dynegy’s asset base may not perform at the level anticipated; and existing uncertainties regarding environmental regulations, litigation and other legal or regulatory developments and their potential impacts on Dynegy’s businesses. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, as amended, its Quarterly Report on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and its Current Reports, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

NON-GAAP FINANCIAL MEASURES

This press release includes non-GAAP financial measures. A reconciliation of these financial measures and the most directly comparable GAAP measures is included in Dynegy’s 2008 Financial Estimates and Future Outlook presentation which is available free of charge on Dynegy’s website at www.dynegy.com or the SEC’s website at http://www.sec.gov. Additional information regarding these measures, including a discussion of their usefulness and purpose, is included in the Form 8-K furnished along with this press release which is available at http://www.sec.gov. Certain factors that could affect GAAP financial measures are not accessible on a forward-looking basis, but could be material to future reported earnings and cash flows.

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